Exhibit 99.1

Nemaura Announces Successful Completion of Summative Human Factors Usability Study for SugarBEAT®
 Final step required prior to filing de novo application to the U.S. Food and Drug Administration
Loughborough, England – April 23, 2019 – Nemaura Medical, Inc. (NASDAQ: NMRD), a medical technology company focused on the development of SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) for use by diabetics and pre-diabetics, today announced that it has successfully completed two summative human factors usability studies for SugarBEAT®.  The usability studies were conducted according to the U.S. Food and Drug Administration (FDA) guidance on ‘Applying Human Factors and Engineering to Medical Devices,’ in preparation for submission of its medical device application to the FDA for SugarBEAT®.
The two studies consisted of 16 participants each, including both Type I and Type II diabetics.  Participants in the first and second study ranged from ages 18-50 and 51-70, respectively.  The studies were designed to ensure adequate information was captured for the diverse age groups expected to use SugarBEAT®.  The objective of the two studies was to confirm that the user interface aspects of SugarBEAT® met the FDA guidelines for medical devices.
Dr. Faz Chowdhury, CEO of Nemaura, commented, “We are pleased to have successfully completed these important studies and we are preparing our FDA filing at this time.  We anticipate broader adoption of SugarBEAT® as compared with competitive offerings given SugarBEAT® is non-invasive with flexible wear time, and will be attractively priced.”
About Nemaura Medical, Inc.:
Nemaura Medical, Inc. (NASDAQ: NMRD), is a medical technology company developing SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) designed to help people with diabetes and pre-diabetics better manage their glucose levels by spending more time in range. Insulin users can adjunctively use SugarBEAT® when calibrated by a finger stick reading. SugarBEAT® consists of a daily, disposable adhesive skin-patch connected to a small form factor rechargeable transmitter, connected via Bluetooth to a specially designed mobile application, which displays glucose readings at five-minute intervals throughout the day.
For more information visit:
www.NemauraMedical.com
www.SugarBEAT.com
Cautionary Statement Regarding Forward Looking Statements:
The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s SugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell SugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to SugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the current year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Crescendo Communications, LLC
212-671-1021
NMRD@crescendo-ir.com